UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 27, 2022

UNITY SOFTWARE INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39497	27-0334803
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
30 3rd Street
San Francisco, California 94103‑3104
(Address, including zip code, of principal executive offices)
(415) 539‑3162
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.000005 par value	U	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 27, 2022, the human capital and compensation committee of the board of directors (“Board”) of Unity Software Inc. (“Unity”) approved equity awards of price-vested units (“PVUs”), which are performance-based restricted stock units, to each of Luis Visoso and Marc Whitten (the “Recipients”) as part of the Board’s executive retention program and to reflect the role these executives play in growing the organization and building stockholder value over the long-term. Messrs. Visoso and Whitten both received awards of 439,947 PVUs.
The PVUs are subject to a seven-year performance period beginning on November 1, 2022 and ending on October 31, 2029 (the “Performance Period”) and are divided into four vesting tranches, each covering 25% of the total PVUs granted, and each vesting tranche is subject to a continued service requirement and a stock price hurdle. The vesting date for a particular vesting tranche will be the date that both the applicable continued service requirement and the applicable stock price hurdle are satisfied with respect to such vesting tranche. For the continued service requirement to be satisfied with respect to a particular vesting tranche, the Recipient must remain in Continuous Service (as such term is defined in Unity’s 2020 Equity Incentive Plan (the “Plan”)) through the applicable end date for such vesting tranche as follows: (i) October 31, 2023 for the first vesting tranche, (ii) October 31, 2024 for the second vesting tranche, (iii) October 31, 2025 for the third vesting tranche, and (iv) October 31, 2026 for the fourth vesting tranche. The stock price hurdle for a particular vesting tranche will be satisfied if during the Performance Period, the closing price of Unity’s common stock on the New York Stock Exchange exceeds the applicable stock price hurdle for such vesting tranche for a period of 20 consecutive trading days. The stock price hurdles are as follows: (i) $50.00 for the first vesting tranche, (ii) $65.00 for the second vesting tranche, (iii) $80.00 for the third vesting tranche, and (iv) $100.00 for the fourth vesting tranche.
Except as otherwise provided below, in general, upon a Recipient’s termination of Continuous Service for any reason, any PVUs that have not vested as of such termination will be forfeited for no consideration. Notwithstanding the foregoing, upon a Recipient’s termination of Continuous Service due to such Recipient’s death, with respect to any vesting tranche for which the applicable stock price hurdle has been achieved, but for which the continued service requirement has not been satisfied, prior to the termination date, the continued service requirement will be deemed satisfied as of the termination date as follows: (i) if the Recipient has less than one year of Continuous Service as of such termination date, 50% of the applicable vesting tranche will become vested and (ii) if the Recipient has one year or more of Continuous Service as of such termination date, 100% of the applicable vesting tranche will become vested.
In the event that a Change in Control (as defined in the Plan) occurs during the Performance Period, the PVUs subject to a vesting tranche will be eligible to vest following the Change in Control subject only to the continued service requirement, but only to the extent that (i) the stock price hurdle for such vesting tranche has been satisfied prior to the date of such Change in Control or (ii) the per-share transaction price exceeds the applicable stock price hurdle for such vesting tranche in connection with such Change in Control, without regard to the 20 consecutive trading day requirement described above (any such vesting tranche that satisfies the stock price hurdle prior to or in connection with such Change in Control, an “Eligible Vesting Tranche”). Any vesting tranche that is not an Eligible Vesting Tranche will be forfeited without consideration as of the date of such Change in Control. If a Recipient experiences a Qualified Termination Event during the Change in Control Period (each term as defined in, as applicable to the Recipient, Unity’s Senior Executive Severance Plan or G&A Executive Severance Plan), any Eligible Vesting Tranche will become fully vested as of the date of the Qualified Termination Event.

Item 9.01    Financial Statements and Exhibits.

Exhibit Number	Description of Exhibit
10.1	Form of Grant Notice and Award Agreement for PVUs
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITY SOFTWARE INC.

Date: October 31, 2022	By:	/s/ John Riccitiello
John Riccitiello
Chief Executive Officer